NEWS RELEASE

April 26, 2022

NCR Announces First Quarter 2022 Results
Revenue up 21% and Strong Momentum in Strategic Initiatives

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended March 31, 2022. First quarter and other recent highlights include:

•Strong execution across strategic growth initiatives
◦Double digit revenue growth in Payments, Digital Banking, and Hospitality
•Omicron variant wave, war and inflation all negatively impacted first quarter results
◦Revenue of $1.86 billion, up 21%; Recurring revenue growth of 35%
◦GAAP diluted EPS from continuing operations of $(0.27); Non-GAAP diluted EPS of $0.33
◦Adjusting 2022 full year guidance
•Previously announced board-led strategic review to enhance shareholder value is ongoing

“Our first quarter results represent strong execution with good momentum across our strategic growth initiatives despite significant macroeconomic and geopolitical challenges,” said Michael Hayford, Chief Executive Officer. “As a global company, a confluence of external factors impacted NCR. Inflation skyrocketed to the highest level in over 40 years, interest rates increased more rapidly, a war broke out in Eastern Europe and the Omicron variant spread. The multitude of headwinds negatively impacted revenue and costs. Despite these unprecedented challenges, we made substantial progress on the strategic growth initiatives that are transforming NCR into a software-led as-a-service company with a higher mix of recurring revenue streams. Demand and order activity for our software platform and payments solutions are strong and we remain confident in the transformation of our company.”

Mr. Hayford continued, “We continue to actively review, with the assistance of our advisors, paths to potentially pursue as we progress our board-led strategic review process and continue to evaluate strategic alternatives to enhance shareholder value.”

In this release, we use certain non-GAAP measures. These non-GAAP measures include “free cash flow,” “Adjusted EBITDA,” and others with the words “non-GAAP” in their titles. These non-GAAP measures are listed, described and reconciled to their most directly comparable GAAP measures under the heading “Non-GAAP Financial Measures” later in this release.

First Quarter 2022 Operating Results

Effective January 1, 2022, the Company realigned its reportable segments to correspond with changes to its operating model, management structure and organizational responsibilities. Prior periods have been reclassified in order to conform to current period presentation.

Revenue
First quarter revenue of $1,866 million increased 21% year over year. The following table shows revenue for the first quarter:

$ in millions	Q1 2022	Q1 2021	% Increase (Decrease)
Payments & Network (1)	$299	$22	1,259%
Digital Banking	136	123	11%
Self-Service Banking	611	628	(3)%
Retail	546	520	5%
Hospitality	211	179	18%
Other	68	77	(12)%
Eliminations (2)	(8)	(5)	60%
Total segment revenue	$1,863	$1,544	21%
Other adjustment (3)	3	—
Total revenue	$1,866	$1,544	21%

Recurring Revenue	$1,179	$874	35%
Recurring Revenue %	63%	57%
(1) First quarter 2022 revenue includes the results of the Cardtronics business, which was acquired on June 21, 2021, and the results of the LibertyX business, which was acquired January 5, 2022.
(2) Eliminations includes revenues from contracts with customers and the related costs that are reported in the Payments & Network segment as well as in the Retail or Hospitality segments, including merchant acquiring services that are monetized via payments.
(3) Other adjustment reflects the revenue attributable to the Company's operations in Russia for the three months ending March 31, 2022 that were excluded from management's measure of revenue due to our announcement to suspend sales to Russia and anticipated orderly wind down of our operations in Russia. The revenue attributable to the Russia operations for the prior period of $8 million are included in the respective segments. Refer to the section entitled “Non-GAAP Financial Measures” for additional information.

•First quarter gross margin of $411 million decreased from $414 million in the prior year period. Gross margin rate was 22.0%, compared to 26.8% in the prior period. First quarter gross margin (non-GAAP) of $449 million increased from $425 million in the prior year period. Gross margin rate (non-GAAP) was 24.1%, compared to 27.5% in the prior period.

•First quarter income from operations of $33 million decreased from $110 million in the prior year period. First quarter operating income (non-GAAP) of $124 million decreased from $148 million in the prior year period.

•First quarter net loss from continuing operations attributable to NCR of $33 million decreased from net income from continuing operations attributable to NCR of $30 million in the prior year period.

•First quarter Adjusted EBITDA of $271 million increased from $258 million in the prior year period. Adjusted EBITDA margin rate was 14.5%, compared to 16.7% in the prior year period.

•First quarter cash provided by operating activities of $38 million decreased from cash provided by operating activities of $155 million in the prior year period. First quarter free cash outflow was $10 million, compared to free cash flow of $93 million in the prior year period.

2022 Outlook

Our first quarter results were negatively impacted by the unprecedented confluence of another virus wave disruption, a war in Eastern Europe and dramatic cost inflation. These external factors collectively caused revenue reduction or delays of more than $90 million and Adjusted EBITDA reduction of more than $70 million due to both the lower revenue and dramatically higher costs for components, freight, fuel, and interest. We currently expect financial performance to improve sequentially in each of the remaining three quarters of this year assuming the external environment does not worsen, and as we implement further price increases and cost productivity actions. We do not currently expect the operating challenges we are facing to distract our focus on further advancing our strategic growth initiatives and the ongoing transformation of NCR into a software-led, as-a-service company.

We are adjusting our full year guidance down to reflect both the shortfall in first quarter results and the expected net residual impact across the remainder of the year. We now expect the following:

	Current Guidance	Prior Guidance

Revenue	~ $8 billion	$8.0 - $8.2 billion
Adjusted EBITDA	$1.4 - $1.5 billion	$1.5 - $1.575 billion
Free Cash Flow	$400 - $500 million	$500 - $600 million
Non-GAAP Diluted EPS	$2.70 - $3.20	$3.25 - $3.55

With respect to our Adjusted EBITDA, Free Cash Flow and non-GAAP diluted earnings per share guidance, we do not provide a reconciliation of the respective GAAP measures because we are not able to predict with reasonable certainty the reconciling items that may affect the GAAP net income from continuing operations, GAAP cash flow from operating activities and GAAP diluted earnings per share from continuing operations without unreasonable effort. The reconciling items are primarily the future impact of special tax items, capital structure transactions, restructuring, pension mark-to-market transactions, acquisitions or divestitures, or other events. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures. Refer to the heading “Non-GAAP Financial Measures” for additional information regarding our use of non-GAAP financial measures.

Strategic Review

The NCR Board of Directors continues to pursue a comprehensive strategic review process, which will evaluate a full range of strategic alternatives available to NCR to enhance value for all shareholders. BofA Securities, Inc., Goldman Sachs & Co. LLC, and Evercore Group L.L.C. are serving as financial advisors to NCR.

Those strategic alternatives could include a disposition of a material business or assets of the Company, a spin-off, merger or sale of the Company, other structural changes, changes to branding or geographic footprint, or other transactions or alternatives.

The board-led strategic review process is ongoing. The Board has not set a timeline for the conclusion of its review of strategic alternatives. NCR does not intend to comment further on the strategic review process unless and until NCR has determined that further disclosure is beneficial or required by law.

Shareholders are advised that there can be no certainty that the strategic review will result in a transaction, or if a transaction is pursued that such a transaction will be completed.

2022 First Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. Eastern Time to discuss the first quarter 2022 results. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 2623877.

More information on NCR’s first quarter earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.
About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading enterprise technology provider that runs stores, restaurants and self-directed banking. NCR is headquartered in Atlanta, Ga., with 38,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “objective,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements in this release include, without limitation, statements regarding: macroeconomic and geopolitical challenges and the impact thereof including, but not limited to, inflationary pressures for components, freight, fuel, and interest, the war in Eastern Europe, increase in interest rates and continued waves of the COVID-19 pandemic; NCR’s focus on advancing our strategic growth initiatives and transforming NCR into a software-led as-a-service company; expectations regarding demand and order activity for our software platform and payments solutions and our long-term prospects; NCR's full year 2022 financial forecast and expectations and assumptions regarding financial performance in 2022 (including the section titled “2022 Outlook”); and a comprehensive strategic review to evaluate strategic alternatives (which could include a disposition of a material business or assets of the Company, a spin-off, merger or sale of the Company, other structural changes, changes to branding or geographic footprint or other transactions or alternatives). Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to:
•Strategy and Technology: transforming our business model; development and introduction of new solutions; competition in the technology industry; integration of acquisitions and management of alliance activities; our multinational operations; and our strategic review announced on February 8, 2022
•Business Operations: domestic and global economic and credit conditions; risks and uncertainties from the payments-related business and industry; disruptions in our data center hosting and public cloud facilities; retention and attraction of key employees; defects, errors, installation difficulties or development delays; failure of third-party suppliers; the impact of the coronavirus (COVID-19) pandemic and geopolitical and macroeconomic challenges; environmental exposures from historical and ongoing manufacturing activities; and climate change
•Data Privacy & Security: impact of data protection, cybersecurity and data privacy including any related issues
•Finance and Accounting: our level of indebtedness; the terms governing our indebtedness; incurrence of additional debt or similar liabilities or obligations; access or renewal of financing sources; our cash flow sufficiency to service our indebtedness; interest rate risks; the terms governing our trade receivables facility; the impact of certain changes in control relating to acceleration of our indebtedness, our obligations under other financing arrangements, or required repurchase of our senior unsecured notes; and any lowering or withdrawal of the ratings assigned to our debt securities by rating agencies; our pension liabilities; and write down of the value of certain significant assets
•Law and Compliance: protection of our intellectual property; changes to our tax rates and additional income tax liabilities; uncertainties regarding regulations, lawsuits and other related matters; and changes to cryptocurrency regulations
•Governance: impact of the terms of our Series A Convertible Preferred (“Series A”) Stock relating to voting power, share dilution and market price of our common stock; rights, preferences and privileges of Series A stockholders compared to the rights of our common stockholders; and actions or proposals from stockholders that do not align with our business strategies or the interests of our other stockholders
Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Income (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating income (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits, as well as other special items, including amortization of acquisition related intangibles and transformation and restructuring activities, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA). NCR determines Adjusted EBITDA for a given period based on its GAAP net income from continuing operations attributable to NCR plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus stock-based compensation expense; plus other income (expense); plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles and restructuring charges, among others. NCR uses Adjusted EBITDA to manage and measure the performance of its business segments. NCR also uses Adjusted EBITDA to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments.

Adjusted EBITDA margin is calculated based on Adjusted EBITDA as a percentage of total revenue.

Special Item Related to Russia The war in Eastern Europe and related sanctions imposed on Russia and related actors by the United States and other jurisdictions required us to orderly wind down our operations in Russia beginning in the first quarter of 2022. As a result, for the three months ending March 31, 2022, our non-GAAP presentation of the measures described above exclude the impact of our operating results in Russia, as well as the impact of impairments taken to write down the carrying value of assets and liabilities, severance charges, and the assessment of collectability on revenue recognition. We consider this to be a special item and management has reviewed the results of its business segments excluding these impacts. We have not adjusted the presentation of the prior year period due to the immaterial impact of Russia to income from continuing operations for the three months ended March 31, 2021.

Free Cash Flow. NCR defines free cash flow as net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment, less additions to capitalized software, plus/minus restricted cash settlement activity, plus acquisition-related items, less the impact from the initial sale of trade accounts receivables under the agreement entered into during the 3rd quarter of 2021, and plus pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Use of Certain Terms

Recurring revenue includes all revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, cloud revenue, payment processing revenue, interchange and network revenue, and certain professional services arrangements, as well as term-based software license arrangements that include customer termination rights.

Reconciliation of Gross Margin (GAAP) to Gross Margin (Non-GAAP)

$ in millions	Q1 2022	Q1 2021
Gross Margin (GAAP)	$411	$414
Transformation and restructuring costs	5	4
Acquisition-related amortization of intangibles	19	7
Russia	14	—
Gross Margin (Non-GAAP)	$449	$425

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (Non-GAAP)

	Q1 2022	Q1 2021
Gross Margin Rate (GAAP)	22.0%	26.8%
Transformation and restructuring costs	0.3%	0.3%
Acquisition-related amortization of intangibles	1.0%	0.4%
Russia	0.8%	—%
Gross Margin Rate (Non-GAAP)	24.1%	27.5%

Reconciliation of Income from Operations (GAAP) to Operating Income (Non-GAAP)

$ in millions	Q1 2022	Q1 2021
Income (Loss) from Operations (GAAP)	$33	$110
Transformation and restructuring costs	27	8
Acquisition-related amortization of intangibles	41	20
Acquisition-related costs	5	10
Russia	18	—
Operating Income (Non-GAAP)	$124	$148

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to Earnings Before Interest, Depreciation, Taxes and Amortization (Adjusted EBITDA)

$ in millions	Q1 2022	Q1 2021
Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP)	$(33)	$30
Transformation and restructuring costs	27	8
Acquisition-related amortization of intangibles	41	20
Acquisition-related costs	5	27
Depreciation and amortization (excluding acquisition-related amortization of intangibles)	103	70
Interest expense	63	45
Interest income	(1)	(3)
Income tax expense (benefit)	13	17
Stock-based compensation expense	34	44
Russia	19	—
Adjusted EBITDA (Non-GAAP)	$271	$258

Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (Non-GAAP)

	Q1 2022	Q1 2021
Diluted Earnings Per Share from Continuing Operations (GAAP) (1)	$(0.27)	$0.19
Transformation and restructuring costs	0.15	0.04
Acquisition-related amortization of intangibles	0.23	0.11
Acquisition-related costs	0.03	0.15
Russia	0.13	—
Diluted Earnings Per Share from Continuing Operations (Non-GAAP) (1)	$0.33	$0.51

(1)     Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (Non-GAAP)

$ in millions	Q1 2022	Q1 2021
Net cash provided by (used in) operating activities	$38	$155
Total capital expenditures	(80)	(61)
Restricted cash settlement activity	28	(5)
Pension contributions	4	4
Free cash flow	$(10)	$93

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended March 31
	2022	2021
Revenue
Product	$516	$482
Service	1,350	1,062
Total Revenue	1,866	1,544
Cost of products	492	408
Cost of services	963	722
Total gross margin	411	414
% of Revenue	22.0%	26.8%
Selling, general and administrative expenses	313	238
Research and development expenses	65	66
Income (loss) from operations	33	110
% of Revenue	1.8%	7.1%
Interest expense	(63)	(45)
Other income (expense), net	9	(17)
Total interest and other expense, net	(54)	(62)
Income (loss) from continuing operations before income taxes	(21)	48
% of Revenue	(1.1)%	3.1%
Income tax expense (benefit)	13	17
Income (loss) from continuing operations	(34)	31
Loss from discontinued operations, net of tax	(1)	—
Net income (loss)	(35)	31
Net income (loss) attributable to noncontrolling interests	(1)	1
Net income (loss) attributable to NCR	$(34)	$30
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$(33)	$30
Dividends on convertible preferred stock	(4)	(4)
Income (loss) from continuing operations attributable to NCR common stockholders	(37)	26
Loss from discontinued operations, net of tax	(1)	—
Net income (loss) attributable to NCR common stockholders	$(38)	$26
Income (loss) per share attributable to NCR common stockholders:
Income (loss) per common share from continuing operations
Basic	$(0.27)	$0.20
Diluted (1)	$(0.27)	$0.19
Net income (loss) per common share
Basic	$(0.28)	$0.20
Diluted (1)	$(0.28)	$0.19
Weighted average common shares outstanding
Basic	135.7	130.0
Diluted (1)	135.7	134.7

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND ADJUSTED EBITDA SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended March 31
	2022	2021	% Change
Revenue by segment
Payments & Network	$299	$22	1,259%
Digital Banking	136	123	11%
Self-Service Banking	611	628	(3)%
Retail	546	520	5%
Hospitality	211	179	18%
Other	68	77	(12)%
Eliminations	(8)	(5)	60%
Total segment revenue	$1,863	$1,544	21%
Other adjustment	3	—
Total revenue	$1,866	$1,544	21%

Adjusted EBITDA by segment
Payments & Network	$98	$3	3,167%
Payments & Network Adjusted EBITDA margin %	32.8%	13.6%
Digital Banking	56	54	4%
Digital Banking Adjusted EBITDA margin %	41.2%	43.9%
Self-Service Banking	112	137	(18)%
Self-Service Banking Adjusted EBITDA margin %	18.3%	21.8%
Retail	67	98	(32)%
Retail Adjusted EBITDA margin %	12.3%	18.8%
Hospitality	41	36	14%
Hospitality Adjusted EBITDA margin %	19.4%	20.1%
Corporate and Other (1)	(97)	(67)	45%
Eliminations	(6)	(3)	100%
Total Adjusted EBITDA	$271	$258	5%
Total Adjusted EBITDA margin %	14.5%	16.7%

(1) Corporate and Other includes income and expenses related to corporate functions that are not specifically attributable to an individual reportable segment along with any immaterial operating segment(s).

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$412	$447
Accounts receivable, net of allowances of $28 and $24 as of March 31, 2022 and December 31, 2021, respectively	1,071	959
Inventories	805	754
Restricted cash	273	295
Other current assets	415	421
Total current assets	2,976	2,876
Property, plant and equipment, net	680	703
Goodwill	4,570	4,519
Intangibles, net	1,309	1,316
Operating lease assets	395	419
Prepaid pension cost	294	300
Deferred income taxes	716	732
Other assets	775	776
Total assets	$11,715	$11,641
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$83	$57
Accounts payable	901	826
Payroll and benefits liabilities	229	389
Contract liabilities	625	516
Settlement liabilities	235	263
Other current liabilities	757	757
Total current liabilities	2,830	2,808
Long-term debt	5,516	5,505
Pension and indemnity plan liabilities	773	789
Postretirement and postemployment benefits liabilities	119	119
Income tax accruals	115	116
Operating lease liabilities	375	388
Other liabilities	388	383
Total liabilities	10,116	10,108
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.3 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively; redemption amount and liquidation preference of $276 as of March 31, 2022 and December 31, 2021, respectively	274	274
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 136.3 and 132.2 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	1	1
Paid-in capital	602	515
Retained earnings	993	1,031
Accumulated other comprehensive loss	(273)	(291)
Total NCR stockholders' equity	1,323	1,256
Noncontrolling interests in subsidiaries	2	3
Total stockholders' equity	1,325	1,259
Total liabilities and stockholders' equity	$11,715	$11,641

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended March 31
	Three Months
	2022	2021
Operating activities
Net income (loss)	$(35)	$31
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	1	—
Depreciation and amortization	147	92
Stock-based compensation expense	34	44
Deferred income taxes	4	7
Gain (loss) on disposal of property, plant and equipment	2	—
Changes in assets and liabilities:
Receivables	(129)	(91)
Inventories	(77)	(17)
Current payables and accrued expenses	(63)	34
Contract liabilities	105	74
Employee benefit plans	(8)	(10)
Other assets and liabilities	57	(9)
Net cash provided by operating activities	$38	$155
Investing activities
Expenditures for property, plant and equipment	$(15)	$(10)
Additions to capitalized software	(65)	(51)
Business acquisitions, net of cash acquired	(1)	(157)
Purchases of short-term investments	—	(5)
Proceeds from sales of short-term investments	—	5
Other investing activities, net	(5)	—
Net cash used in investing activities	$(86)	$(218)
Financing activities
Short term borrowings, net	$2	$—
Payments on term credit facilities	(2)	(8)
Payments on revolving credit facilities	(279)	(318)
Borrowings on revolving credit facilities	312	448
Debt issuance costs and bridge commitment fees	—	(1)
Cash dividend paid for Series A preferred shares dividends	(4)	(4)
Proceeds from employee stock plans	6	8
Tax withholding payments on behalf of employees	(36)	(22)
Net change in client funds obligations	6	—
Principal payments for finance lease obligations	(4)	(4)
Other financing activities	—	(1)
Net cash provided by (used in) financing activities	$1	$98
Cash flows from discontinued operations
Net cash provided by (used in) discontinued operations	(4)	(44)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6)	(6)
Increase (decrease) in cash, cash equivalents, and restricted cash	$(57)	$(15)
Cash, cash equivalents and restricted cash at beginning of period	749	406
Cash, cash equivalents, and restricted cash at end of period	$692	$391